EXHIBIT 5.1

OPINION & CONSENT OF COUNSEL

Joseph Drucker, Esq.
43 Sawgrass Street
Jackson, NJ 08827
Tel. 732 928 5965 Fax 732 928 4297

July 31, 2009

Ascot Funding, Inc.
3050 E. Chevy Chase Drive
Glendale, CA 91206

Re: Ascot Funding, Inc.
Registration Statement on Form S-1

Gentlemen:

I have been retained as special counsel by Ascot Funding, Inc., a Colorado corporation (“Company”), in connection with the preparation of a registration statement on Form S-1 (“Registration Statement”). The purpose of the Registration Statement is to comply with the United States Securities Act of 1933, as amended, in connection with an offering by selling shareholders of up to four million shares of the Company’s no par value common stock (“Shares”), at an offering price of $0.10 per share. Half of the Shares are already issued and outstanding and in the hands of existing shareholders. The other half of the Shares have not been issued, but may issue by November 30, 2010, if existing shareholders exercise Class A Redeemable Common Stock Purchase Warrants (“Warrants”) that they hold. The Registration Statement will be filed with the United States Securities and Exchange Commission (the “Commission”).

You have asked me to render my opinion as to the matters hereinafter set forth.

In providing the opinions set forth herein, I have examined such records and documents and made such examination of laws as I have deemed relevant in connection with this opinion. I have assumed that all signatures submitted are genuine, that all original documents submitted are genuine, and that any copies submitted conform to the corresponding originals. I have made no independent verification of the factual matters set forth in such documents or certificates.

Based on and subject to the foregoing, I am of the opinion that:

1.	The Shares offered by selling stockholders were duly authorized, validly issued, fully paid and non-assessable under the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Constitution, and reported judicial decisions interpreting the laws currently in effect.

2.	The Shares to be issued upon exercise of the warrants have been duly authorized and reserved and when delivered against payment of all consideration due thereunder, will be validly issued, fully paid and non-assessable under the corporate laws of the State of Colorado, including the applicable provisions of the Colorado Constitution, and reported judicial decisions interpreting such law as currently in effect.

Ascot Funding, Inc.
July 31, 2009

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and consent to the reference of my name under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours,

/s/ Joseph Drucker

Joseph Drucker, Esq.